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                                                                       EXHIBIT 5



                               [ESCO LETTERHEAD]


                                                              December 15, 1999




ESCO Electronics Corporation
8888 Ladue Road, Suite 200
St. Louis, MO  63124

Ladies and Gentlemen:

         I am Assistant Secretary and Assistant General Counsel of ESCO Electronics Corporation, a Missouri corporation (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1999 Stock Option Plan (the "Plan") to which this letter is filed as an exhibit. The Registration Statement registers 610,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), offered pursuant to stock options granted and which may be granted under the Plan, including the Preferred Stock Purchase Rights associated with such Common Stock.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purpose of the opinion expressed herein.

         On the basis of the foregoing, I am of the opinion that the Securities to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

         I consent to the filing of this letter as an exhibit to the Registration Statement.

                                               Very truly yours,



                                               /s/ Thomas B. Martin
                                               ------------------------
                                               Thomas B. Martin

TBM/bjo/W99-245

Enclosures